Filed pursuant to Rule 433. Registration Statements
Nos. 333-162193 and 333-162193-10

RBS The Royal Bank of Scotland

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CUSIP, Text

Product Type

- Buffered
- Capital Protected Notes
- Reverse Exchangeable

Asset Class

- Commodities
- Equities
- Interest Rates
- Foreign Exchange

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Market-Linked Principal Protected Note

78009PAC5

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Product is in subscription until 04/05/11 - 04/26/11 (still 20 days)

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Product Facts

Product type	Capital Protected
Underlying	S&P 500
Currency	USD
Settlement Date	04/29/11
Maturity	07/29/16
Underlying currency	USD
Quanto	No

Performance & Statistics

Codes

CUSIP	78009PAC5

Top 5 Capital Protected

Leveraged CPI Linked Securities With Fixed First-Year Coupon	+0.72 %**
Capital Protected Note linked to USD/CNY (Reuters)	+0.32 %**
Capital Protected Note linked to Currency Basket	+0.23 %**
Leveraged CPI Linked Securities With Fixed First-Year Coupon	+0.20 %**
Dow Jones Industrial Average SHIELD	+0.18 %**

Download Prospectus (681 KB)

Please read the relevant prospectus, which contains material terms of the securities and important risks that you should consider, before investing. Capital Protected Notes protects your principal invested only against any decline in the underlying market measure at maturity. They are not guaranteed or insured by the Federal Deposit Insurance Corporation (FDIC) or secured by collateral, nor are they obligations of or guaranteed by the UK government. All payments due on Capital Protected Notes remain subject to the credit risk of the issuer and its parent company.

Disclaimer

***If you are an individual investor and would like additional information about the current offerings above, please contact your broker-dealer or financial advisor.** You should consult your financial and tax advisor to determine whether a structured product is suitable for you and your investment needs and objectives. You must make your own independent decisions regarding any securities or financial instruments mentioned herein. You should consider whether an investment strategy or the purchase or sale of any structured product is appropriate for you in the light of your particular investment needs, objectives, risk tolerance, and financial circumstances.

If you are a registered representative or a financial professional and would like additional information about the offerings above, please contact Private Investor Products North America at 1-866-PIP-IDEA (1-866-747-4332).

Information on the website regarding the performance of a security or the underlying or any other financial instrument always relates to the past. **Past performance is not indicative of future results.**

SEC Legend

The Royal Bank of Scotland N.V. ("RBS N.V.") and The Royal Bank of Scotland plc ("RBS plc") have each filed a registration statement (including a prospectus) with the United States Securities and Exchange Commission (the "SEC") for the offering of securities that are issued by RBS N.V. and guaranteed by RBS Holdings N.V. or that are issued by RBS plc and guaranteed by The Royal Bank of Scotland Group plc. Before you invest in any securities referenced on this website, you should read the prospectus in the relevant registration statement and other documents that have been filed with the SEC for more complete information about relevant issuer and guarantor, and their respective offerings. You may get these documents for free by visiting EDGAR on the SEC's website at www.sec.gov. Alternatively, RBS N.V., RBS plc, or their affiliates will arrange to send you the prospectus if you request it by calling toll free 1-(888) 644-2048.

** From close of business yesterday

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